Exhibit (a)(1)(E)

Offer to Exchange

Outstanding Public Warrants to Purchase Common Stock

of

Shift Technologies, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT [●],

EASTERN TIME, ON [●], 2020, UNLESS THE OFFER IS EXTENDED.

[●], 2020

To Our Clients:

Enclosed for your consideration are the Offer to Exchange dated [●], 2020 (the “Offer to Exchange”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent” and, together with the Offer to Exchange and any amendments or supplements thereto, collectively, the “Offer”) in connection with the Offer by Shift Technologies, Inc. (“Shift” or the “Company”), a Delaware corporation, formerly known as Insurance Acquisition Corp. (“IAC”), to holders of 7,532,494 outstanding publicly traded warrants (“Public Warrants”), originally issued in connection with the initial public offering of IAC’s securities on March 22, 2019, of the opportunity to receive, upon the terms and subject to the conditions of the Offer, a combination of 0.25 shares of the Company’s Class A common stock and $1.00 in cash, without interest (“Exchange Consideration”) and less any required withholding taxes, in exchange for every outstanding Public Warrant tendered by the holder.

As part of the Offer, the Company is also soliciting consents from the holders of the Public Warrants to amend the Warrant Agreement (the “Warrant Amendment”), which governs the terms of all Public Warrants, to permit the Company to require that each Public Warrant that is outstanding upon the closing of the Offer be converted into a combination of 0.225 shares of the Company’s Class A common stock and $0.90 in cash, without interest. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment. Holders of the Public Warrants who desire to tender their Public Warrants pursuant to the Offer are required to consent to the Warrant Amendment. The foregoing is only a summary of the Warrant Amendment, and is qualified by reference to the full text of the Warrant Amendment, set forth as Annex A to the Offer to Exchange.

The Offer is only open for Public Warrants.

All tenders must be in proper form as described in Section 3 of the Offer to Exchange to be valid.

We are the holder of record of Public Warrants held for your account. As such, we are the only ones who can tender your Public Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to tender Public Warrants we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Public Warrants we hold for your account upon the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Public Warrants for Exchange Consideration, as indicated in the attached Instruction Form.

2.	The Offer is subject to certain conditions set forth in the Offer to Exchange under Section 11.

3.	The Offer and withdrawal rights will expire at [●], Eastern Time, on [●], 2020, unless Shift extends the Offer period.

4.	The Offer is for up to 7,532,494 Public Warrants, constituting 100% of the Company’s outstanding Public Warrants as of November 4, 2020, not including the Placement Warrants.

5.	Tendering Public Warrant holders who are registered Public Warrant holders or who tender their Public Warrants directly to the Continental Stock Transfer & Trust Company, as the Depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Exchange and the Letter of Transmittal and Consent, stock transfer taxes on the Company’s exchange of Public Warrants under the Offer.

If you wish to have us tender any or all of your Public Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your Public Warrants, we will tender all your Public Warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire at [●], Eastern Time, on [●], 2020, unless the Offer period is extended.

The Offer is being made solely pursuant to the Offer to Exchange and the Letter of Transmittal and Consent and is being made to all record holders of the Public Warrants (other than the Placement Warrants). The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Public Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company, its Board of Directors, the Depositary nor the Information Agent makes any recommendation to Public Warrant holders as to whether to tender or refrain from tendering their Public Warrants. Public Warrant holders must make their own decision as to whether to tender their Public Warrants and, if so, how many Public Warrants to tender. In doing so, Public Warrant holders should read carefully the information set forth or incorporated by reference in the Offer to Exchange and in the Letter of Transmittal and Consent, including the purposes and effects of the Offer. The Company’s current directors and executive officers are eligible to participate in the Offer.

It is the Company’s current intent not to conduct another tender offer for the Public Warrants. However, the Company reserves the right to do so in the future, including by redemption of the Public Warrants if and when the Company is permitted to do so pursuant to the terms of the Public Warrants.

INSTRUCTION FORM WITH RESPECT TO

Offer to Exchange

Outstanding Public Warrants to Purchase Common Stock

of

Shift Technologies, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange dated [●], 2020 (the “Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent” and, together with the Offer to Exchange and any amendments or supplements thereto, collectively, the “Offer”) in connection with the Offer by Shift Technologies, Inc., a Delaware corporation (“Shift” or the “Company”), to holders of 7,532,494 outstanding publicly traded warrants (“Public Warrants”), originally issued in connection with the initial public offering of IAC’s securities on March 22, 2019, of the opportunity to receive, upon the terms and subject to the conditions of the Offer a combination of 0.25 shares of the Company’s Class A common stock and $1.00 in cash, without interest (“Exchange Consideration”) and less any required withholding taxes, in exchange for every outstanding Public Warrant tendered by the holder.

The undersigned hereby instruct(s) you to tender to the Company the number of Public Warrants indicated below or, if no number is indicated, all Public Warrants you hold for the account of the undersigned, pursuant to the indicated option, on the terms and subject to the conditions of the Offer.

This Instructions Form will instruct you to tender to the Company the number of Public Warrants indicated below or, if no number is indicated below, all Public Warrants which are beneficially owned by (us) (me) and registered in your name, pursuant to the indicated option, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF WARRANTS TO BE TENDERED HEREBY: _________________WARRANTS 1

The method of delivery of this document is at the election and risk of the tendering Public Warrant holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Account Number: __________________                                          Signature(s):_______________________

Print Name(s):________________________________________________________________________

Address(es):_________________________________________________________________________

Area Code and Telephone Number:________________________________________________________

Taxpayer Identification or Social Security Number:_____________________________________________

Date:______________________

1 Unless otherwise indicated, it will be assumed that all warrants held by us for your account are to be tendered.

3